UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 9, 2014

Mopals.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-105778	05-0554486
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

109 Atlantic Avenue, Suite 308

Toronto, Ontario, CANADA, M6K 1X4

 (Address of principal executive offices)(Zip Code)

416-362-4888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into A Material Definitive Agreement

On October 9, 2014, Mopals.com, Inc. (the “Company” or “MoPals”), executed a private placement engagement agreement (the “Engagement Agreement”) with Amarok Financial, LCC (“Amarok”) and Cabrillo Broker, LLC (“Cabrillo," and together with Amarok, collectively, the “Advisor”), collectively, to undertake a private placement of common shares for gross proceeds of up to US $15 million (the "Offering"). The Offering will be made on a best-efforts, fully-marketed basis. Upon the first closing of any transaction, as defined in the Engagement Agreement, pursuant to the Offering, the Advisor will receive a fee (the “Transaction Fee”) equal to 7% of the aggregate amount of all equity and equity-linked securities placed or committed, with 5% to be paid in cash, and 2% to be paid in restricted stock to be valued at the Offering price offered to investors.

This Engagement Agreement may be terminated at any time upon thirty days’ prior written notice by either party. For a period of twelve (12) months following such termination, if the Company enters into a transaction with any party which (i) Advisor identified, contacted or with whom Advisor or the Company had discussions during the term of this Agreement, or (ii) reviewed a private placement memorandum or any other written materials prepared by Advisor or by the Company with the assistance of Advisor concerning the Company and/or any proposed transaction, Advisor shall be entitled to receive its Transaction Fee upon the first closing of a transaction (and upon each subsequent closing, if any).

The foregoing descriptions of the Engagement Agreement are subject to, and qualified in their entirety by, such document attached hereto as Exhibits 10.1, which is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Private Placement Engagement Letter, dated October 9, 2014, by and among Mopals.com, Inc., Amarok Financial, LLC, and Cabrillo Broker, LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Mopals.com, Inc.

By:	/s/ Alex Haditaghi
Alex Haditaghi
President and Chief Executive Officer

Dated: October 14, 2014

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